News Release




Picture of           The Quaker Oats Company            Further Information:
Quaker Logo                                             Mark D. Dollins
goes here            P.O. Box 049001                    Director, Corporate
                     Communications
                     Chicago, IL  60604-9001            (312) 222-6914

QUAKER OATS ANNOUNCES DEFINITIVE AGREEMENT FOR SALE OF SNAPPLE BUSINESS TO TRIARC COMPANIES, INC.

     CHICAGO, IL., March 27, 1997 -- The Quaker Oats Company (NYSE:OAT) today announced a definitive agreement with Triarc Companies, Inc. for the sale of its Snapple beverage business for $300 million.
     "The decision to sell Snapple was reached after an extensive review of various shareholder value-building options by management, with the assistance of its financial advisor, Goldman Sachs & Co.," said William D. Smithburg, Chairman, President and Chief Executive Officer. "After reviewing all possible options, we decided it was in the shareholders' interest to remove the financial burdens and risks Snapple brought to the portfolio and better focus on our value-driving businesses.
     "Because of the timing of the sale, we will also be able to recoup taxes paid on previous capital gains of approximately $250 million, making the cash value of the transaction approximately $550 million. In connection with the transaction, Quaker will also take a non-cash pretax charge of about $1.4 billion to record the loss on the sale," Smithburg said. The transaction is expected to result in a net charge of about
$8.40 per share in Quaker's first fiscal quarter.
     "As a result of the sale, earnings, excluding the one-time loss, are expected to increase by approximately an additional $.10 per share in 1997 as debt is reduced and Snapple losses removed. Quaker's future earnings per share will also benefit from these actions. Cash flow, which was already projected to be positive, will increase by the sale proceeds in the second quarter of 1997 and the expected recapture of capital gain taxes in early 1998."
     "With annual sales of approximately $550 million, Snapple continues to be a leading alternative beverage brand with the ability to generate growth," noted Smithburg, "but that opportunity is best pursued by a company with synergies in the independent distribution network."
     "Last year, U.S. and Canadian Foods and Gatorade delivered operating income in excess of $500 million. These businesses continue to perform well," Smithburg concluded.
     The transaction is expected to close as soon as possible after receipt of regulatory approvals.
                                     # # #
The Quaker Oats Company press releases are available at no charge through PR Newswire's Company News On-Call Fax Service. For a menu of available Quaker Oats Company press releases or to retrieve a specific release, call -1-800-758-5804, extension 103689. They are also available through the Internet: http://www.quakeroats.com/